Exhibit 99.1

Allergan Reports Strong First Quarter 2016 Continuing Operations Performance with 48% Increase in Net Revenue to $3.8 Billion and 15% Growth in Non-GAAP Diluted EPS to $3.04

- Q1 2016 GAAP Loss from Continuing Operations Per Share of $0.38 -

- 71% Increase in Reported Branded Net Revenues -

- Results Driven by Double-Digit Pro Forma Branded Revenue Growth1-

- Q1 2016 Non-GAAP Operating Income from Continuing Operations Increases 68% to $1.75 Billion -

- R&D Productivity Continues in Q1 2016 -

- Company Reiterates 2016 Continuing Operations Guidance –

- Board Authorization for Share Repurchase Program of Up to $10 Billion -

DUBLIN, May 10, 2016 /PRNewswire/ -- Allergan plc (NYSE: AGN) reported strong performance with net revenue from continuing operations increasing 48 percent to $3.8 billion for the quarter ended March 31, 2016, compared to $2.6 billion in the first quarter 2015. On a non-GAAP basis, diluted earnings per share from continuing operations increased 15 percent to $3.04 for the first quarter 2016, compared to $2.65 in the first quarter 2015. GAAP loss from continuing operations per diluted share for the first quarter 2016 was $0.38, compared to GAAP loss from continuing operations per diluted share of $2.80 in the prior year period. GAAP results were impacted by amortization, acquisition-related expenses, research and development (R&D) expenses resulting from the acquisition of R&D assets from Anterios, Pfizer-related expenses, acquisition accounting valuation related expenses and severance associated with acquired businesses, mainly the acquisition of Allergan on March 17, 2015. These results include Allergan results as of the date of the close of the acquisition, March 17, 2015.

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"Allergan once again delivered strong performance in the first quarter of 2016, powered by double-digit pro forma branded revenue growth2 and our top global products within the U.S. Brands, U.S. Medical and International Brands segments. We also grew our Non-GAAP EPS by 15 percent, marking the seventh consecutive quarter of double-digit, year-over-year EPS growth since I became the CEO in July 2014," said Brent Saunders, CEO and President of Allergan. "Thanks to the effort of our 30,000 colleagues around the world, Allergan remains the most dynamic and exciting company in our industry. That dynamism is evident in our results, in the way we operate our business, in the way we build category leadership through our Open Science model and in our highly responsive, service oriented approach to customers."

"Our branded business continues to grow at a fast pace and is very well positioned in each of our seven therapeutic areas. As we look ahead, we see durable global brands with strong fundamentals, broad-based geographic expansion, and many opportunities to continue growing our innovative business," added Saunders.

For the first quarter 2016, adjusted EBITDA from continuing operations increased 65 percent to $1.8 billion, compared to $1.1 billion for the first quarter 2015. Non-GAAP operating income from continuing operations in the first quarter 2016 was $1.75 billion. GAAP operating loss from continuing operations in the first quarter 2016 was $154 million. Cash flow from operations for the first quarter of 2016 was $1.2 billion and cash and marketable securities were $2.3 billion as of March 31, 2016. Cash from operations in the quarter was impacted by the acquired R&D assets from Anterios and integration expenses.

_____________________________________
1 Excludes Fx impact, Namenda IR and divestitures
2 Excludes Fx impact, Namenda IR and divestitures

Operating Expenses
Total non-GAAP SG&A was $1.0 billion for the first quarter 2016 compared to $609 million in the prior year period. Non-GAAP R&D investment for the first quarter 2016 was $277 million. As of March 31, 2016, the Company had outstanding indebtedness of $42.6 billion primarily as a result of legacy Allergan, Forest and other recent acquisitions.

Amortization and Tax
Amortization expense for the first quarter 2016 was $1.6 billion, compared to $788 million in the first quarter of 2015. The increase was primarily due to the Allergan acquisition.

The Company's non-GAAP continuing operations tax rate was 9.7 percent in the first quarter 2016. The Company experienced a benefit to its tax rate as a result of the impact of its entire interest expense being included within continuing operations earnings.

Top Global Branded Product Highlights
The following table represents revenue from Allergan's top promoted products.

ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended March 31,
	Global				U.S.				International
	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change	2016	2015	$ Change	% Change

Botox®	$ 637.5	$ 84.0	$ 553.5	n.m.	$ 455.5	$ 60.7	$ 394.8	n.m.	$ 182.0	$ 23.3	$ 158.7	n.m.
Restasis®	313.7	29.9	283.8	n.m.	298.7	28.7	270.0	n.m.	15.0	1.2	13.8	n.m.
Fillers	214.7	24.6	190.1	n.m.	114.1	12.8	101.3	n.m.	100.6	11.8	88.8	n.m.
Namenda XR®	173.1	150.6	22.5	14.9%	173.1	150.6	22.5	14.9%	-	-	-	n.a.
Lumigan®/Ganfort®	169.6	21.2	148.4	n.m.	81.5	8.1	73.4	n.m.	88.1	13.1	75.0	n.m.
Bystolic®	164.0	164.1	(0.1)	(0.1)%	163.6	163.7	(0.1)	(0.1)%	0.4	0.4	-	0.0%
Linzess®/Constella®	140.9	96.2	44.7	46.5%	137.1	95.5	41.6	43.6%	3.8	0.7	3.1	n.m.
Alphagan®/Combigan®	126.7	16.0	110.7	n.m.	84.9	10.1	74.8	n.m.	41.8	5.9	35.9	n.m.
Asacol®/Delzicol®	121.2	149.2	(28.0)	(18.8)%	105.9	132.0	(26.1)	(19.8)%	15.3	17.2	(1.9)	(11.0)%
Lo Loestrin®	89.3	83.3	6.0	7.2%	89.3	82.7	6.6	8.0%	-	0.6	(0.6)	(100.0)%
Viibryd®/Fetzima®	83.3	79.6	3.7	4.6%	83.3	79.6	3.7	4.6%	-	-	-	n.a.
Estrace® Cream	80.7	71.9	8.8	12.2%	80.7	71.9	8.8	12.2%	-	-	-	n.a.
Minastrin® 24	80.4	65.4	15.0	22.9%	79.6	64.8	14.8	22.8%	0.8	0.6	0.2	33.3%
Silicone Implants	67.4	9.4	58.0	n.m.	33.9	2.4	31.5	n.m.	33.5	7.0	26.5	n.m.
Carafate ® / Sulcrate ®	61.5	53.6	7.9	14.7%	61.0	53.6	7.4	13.8%	0.5	-	0.5	n.a.
Ozurdex ®	60.5	7.0	53.5	n.m.	19.4	2.7	16.7	n.m.	41.1	4.3	36.8	n.m.
Aczone®	33.0	6.0	27.0	n.m.	33.0	6.0	27.0	n.m.	-	-	-	n.a.
Namenda® IR	5.8	245.4	(239.6)	(97.6)%	5.8	245.4	(239.6)	(97.6)%	-	-	-	n.a.
Other Products Revenues	807.9	650.9	157.0	24.1%	657.5	618.3	39.2	6.3%	150.4	32.6	117.8	n.m.
Total Products Revenues	3,431.2	2,008.3	1,422.9	70.9%	2,757.9	1,889.6	868.3	46.0%	673.3	118.7	554.6	467.2%
ANDA Revenues	364.7	554.3	(189.6)	(34.2)%	364.7	554.3	(189.6)	(34.2)%	-	-	-	n.a.
Total Net Revenues	$ 3,795.9	$ 2,562.6	$ 1,233.3	48.1%	$ 3,122.6	$ 2,443.9	$ 678.7	27.8%	$ 673.3	$ 118.7	$ 554.6	467.2%

For the first quarter 2016, total global branded product revenues were $3.4 billion versus $2.0 billion in the prior year quarter. Top key branded product highlights in the quarter included:

  Botox® revenues in the first quarter of 2016 were $638 million, driven by continued strong performance in both aesthetic and therapeutic indications.
  Restasis® revenues in the first quarter of 2016 were $314 million, driven by continuing strong promotional efforts.
  Fillers' revenues in the first quarter of 2016 were $215 million, reflecting continued strong performance.
  Namenda® XR revenues in the first quarter of 2016 were $173 million, as prescriptions and formulary coverage remained stable following the loss of exclusivity of Namenda® IR.
  Lumigan®/Ganfort® revenues in the first quarter of 2016 were $170 million reflecting stable performance across Allergan's glaucoma product franchise.
  Bystolic® revenues in the first quarter of 2016 remained stable at $164 million.
  Linzess®/Constella® revenues in the first quarter of 2016 were $141 million, driven by continued strong OTC conversion momentum and increasing sales in the long-term care market.
  Asacol®/Delzicol® revenues in the first quarter of 2016 were $121 million, impacted by lower prescriptions and trade buying patterns.
  Viibryd®/Fetzima® revenues in the first quarter of 2016 were $83 million, driven by double digit prescription growth in Fetzima®.
  Lo Loestrin® revenues in the first quarter of 2016 were $89 million, driven by continuing strong demand and promotional efforts.
  Minastrin® and Estrace® Cream revenues in the first quarter of 2016 were $80 million and $81 million, respectively.
  Silicone breast implant revenues in the first quarter of 2016 were $67 million, as a result of increased market share.

First Quarter 2016 Business Segment Results

U.S. Brands

	Three Months Ended
	March 31,		Change
(Unaudited; in millions)	2016	2015	Dollars	%
Central Nervous System (CNS)	$ 554.3	$ 548.4	$ 5.9	1.1%
Eye care	533.0	94.7	438.3	n.m.
Gastroenterology (GI)	403.6	366.6	37.0	10.1%
Women's Health	263.7	229.3	34.4	15.0%
Urology	74.1	37.3	36.8	98.7%
Infectious Disease	51.5	41.9	9.6	22.9%
Other	422.5	491.0	(68.5)	(14.0)%
Net revenues	$ 2,302.7	$ 1,809.2	$ 493.5	27.3%
Operating expenses:
Cost of sales(1)	259.4	218.2	41.2	18.9%
Selling and marketing	431.9	372.3	59.6	16.0%
General and administrative	68.1	58.5	9.6	16.4%
Segment contribution	$ 1,543.3	$ 1,160.2	$ 383.1	33.0%
Segment margin	67.0%	64.1%		2.9%
Segment gross margin	88.7%	87.9%		0.8%

(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.

U.S. Brands net revenue of $2.3 billion for the first quarter 2016 represents a 27 percent increase over $1.8 billion in the first quarter of 2015. Growth was mainly attributed to the acquisition of legacy Allergan products, including Botox®, Restasis®, Lumigan®/Ganfort®, and Combigan®, and strong growth from Linzess®/Constella®, Carafate®/Sulcrate®, Zenpep®, Namenda XR®, Lo Loestrin®, Estrace® Cream and Minastrin® 24 and new product launches Avycaz®, Dalvance® and Liletta®.

U.S. Brands gross margin for the first quarter of 2016 was 88.7 percent. Selling & marketing (S&M) expenses increased 16 percent in the first quarter 2016 due mainly to the acquisition of legacy Allergan and the launches of Viberzi® and Vraylar® offset, in part, by the impact of synergies from Forest Laboratories and Allergan acquisitions. G&A expenses increased versus first quarter 2015 reflecting the addition of legacy Allergan, which was offset by related synergies from the acquisitions of Forest Laboratories and Allergan. Overall, net segment contribution for the first quarter 2016 increased 33 percent over the prior year period to $1.5 billion primarily as a result of the Allergan acquisition.

U.S. Medical Aesthetics

	Three Months Ended
	March 31,		Change
(Unaudited; in millions)	2016	2015	Dollars	%
Facial Aesthetics	$ 279.4	$ 35.2	$ 244.2	n.m.
Medical Dermatology and Other	122.2	30.5	91.7	n.m.
Plastic Surgery	48.1	14.1	34.0	n.m.
Net revenues	$ 449.7	$ 79.8	$ 369.9	n.m.
Operating expenses:
Cost of sales(1)	30.9	4.5	26.4	n.m.
Selling and marketing	110.0	13.8	96.2	n.m.
General and administrative	13.3	2.7	10.6	n.m.
Segment contribution	$ 295.5	$ 58.8	$ 236.7	n.m.
Segment margin	65.7%	73.7%		(8.0)%
Segment gross margin	93.1%	94.4%		(1.3)%

(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.

First quarter 2016 U.S. Medical Aesthetics net revenue was $450 million reflecting continued strong performance in BOTOX® and Fillers including Juvederm®.

U.S. Medical Aesthetics selling and marketing (S&M) expenses for the first quarter of 2016 were $110 million, and general & administrative expenses (G&A) for the first quarter of 2016 were $13 million.

U.S. Medical Aesthetics segment gross margin for the first quarter of 2016 was 93.1 percent compared to 94.4 percent in the prior year quarter.

International Brands

	Three Months Ended
	March 31,		Change
(Unaudited; in millions)	2016	2015	Dollars	%
Eye care	$ 291.5	$ 40.5	$ 251.0	n.m.
Facial Aesthetics	205.5	24.8	180.7	n.m.
Other Therapeutics	139.5	45.6	93.9	n.m.
Plastic Surgery	36.8	7.8	29.0	n.m.
Net revenues	$ 673.3	$ 118.7	$ 554.6	n.m.
Operating expenses:
Cost of sales(1)	99.2	23.7	75.5	n.m.
Selling and marketing	187.3	42.3	145.0	n.m.
General and administrative	27.6	7.4	20.2	n.m.
Segment contribution	$ 359.2	$ 45.3	$ 313.9	n.m.
Segment margin	53.3%	38.2%		15.1%
Segment gross margin	85.3%	80.0%		5.3%

(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.

International Brands net revenues for the first quarter of 2016 was $673 million compared to $119 million in the first quarter of 2015. Growth was mainly attributed to revenues associated with acquired legacy Allergan products, including Botox®, Juvederm® and Ozurdex®.

International Brands selling and marketing (S&M) expenses for the first quarter of 2016 were $187 million, and general & administrative expense (G&A) were $28 million. International Brands segment gross margin for the first quarter of 2016 was 85.3 percent compared to 80.0 percent in the prior year quarter.

Anda Distribution

	Three Months Ended
	March 31,		Change
(Unaudited; in millions)	2016	2015	Dollars	%
Net revenues	$ 364.7	$ 554.3	$ (189.6)	(34.2)%
Operating expenses:
Cost of sales(1)	302.9	473.5	(170.6)	(36.0)%
Selling and marketing	28.8	37.6	(8.8)	(23.4)%
General and administrative	10.2	10.8	(0.6)	(5.6)%
Segment contribution	$ 22.8	$ 32.4	$ (9.6)	(29.6)%
Segment margin	6.3%	5.8%		0.5%
Segment gross margin	16.9%	14.6%		2.3%

(1) Excludes amortization and impairment of acquired intangibles including product rights, as well as indirect cost of sales not attributable to segment results.

Anda Distribution net revenues for the first quarter of 2016 were $365 million, reflecting a $189.6 million decline primarily due to the loss of Target Corporation business due to CVS Health acquiring Target's in store pharmacies.

Anda Distribution gross margin for the first quarter of 2016 was 16.9 percent compared to 14.6 percent in the previous year period.

Discontinued Operations
As a result of the proposed divestiture of Allergan's Global Generics business to Teva on July 27, 2015, the financial results of the Company's Global Generics business are being reported as discontinued operations in the condensed consolidated statements of operations. These portions of the Company's results will continue to be reported as discontinued operations until the close of that transaction. Continuing operations includes the U.S. Brands, U.S. Medical, International Brands and Anda Distribution segments. All prior year results have been recast to reflect continuing operations results.

Pipeline Update
R&D productivity continued during the quarter. Key development highlights included:

First Quarter U.S. and International Branded Product Approvals and Launches

  ACZONE® (dapsone) Gel, 7.5%, received U.S. Food and Drug Administration (FDA) approval for the topical treatment for acne in patients 12 years of age and older.
  BOTOX® (onabotulinumtoxinA) received FDA approval for the treatment of lower limb spasticity in adult patients to decrease the severity of increased muscle stiffness in ankle and toe muscles.
  DALVANCE® (dalbavancin) for injection received FDA approval for its supplemental New Drug Application (sNDA) and EU approval to expand the product's label. The expanded label includes a single-dose administered as a 30-minute intravenous (IV) infusion of DALVANCE for the treatment of acute bacterial skin and skin structure infections (ABSSSI) caused by designated susceptible Gram-positive bacteria in adults, including infections caused by methicillin-resistant Staphylococcus aureus (MRSA).
  Allergan launched VRAYLAR™ (cariprazine), a once-daily oral atypical antipsychotic in the U.S. VRAYLAR was approved by the FDA in September 2015 for the treatment of acute manic or mixed episodes of bipolar I disorder and schizophrenia in adults.

First Quarter 2016 Regulatory Milestones & Clinical Updates

  Allergan announced that rapastinel (GLYX-13) received Breakthrough Therapy designation from the FDA for adjunctive treatment of Major Depressive Disorder (MDD). This follows the Fast Track Designation for rapastinel granted by the FDA in 2014.
  Allergan announced that the FDA accepted for filing the company's supplemental New Drug Application (sNDA) for TEFLARO® (ceftaroline fosamil). If approved, this filing will expand the label of TEFLARO beyond adults to include the treatment of children two months of age and older with acute bacterial skin and skin structure infections (ABSSSI) including infections caused by methicillin-resistant Staphylococcus aureus (MRSA) and community-acquired bacterial pneumonia (CABP) caused by Staphylococcus pneumoniae and other designated susceptible bacteria.
  Allergan announced that the FDA accepted for filing the company's supplemental New Drug Application (sNDA) for AVYCAZ® (ceftazidime and avibactam). This filing will add important new clinical data to the current label from two Phase 3 trials evaluating the safety and efficacy of AVYCAZ, in combination with metronidazole, for the treatment of complicated intra-abdominal infections (cIAI), including patients with infections due to ceftazidime-nonsusceptible (CAZ-NS) pathogens.
  Allergan has submitted an NDA to the FDA for Oxymetazoline, a potential treatment for rosacea.
  Allergan submitted an sNDA to the FDA for Linzess 72 mcg for the treatment of Chronic Idiopathic Constipation (CIC).
  Allergan submitted an sNDA to the FDA for a single-inserter with optimized packaging for use with Liletta®.
  FDA accepted an NDA submission for SER 120, an investigational treatment for nocturia.
  Top-line results from the first Phase 3 study of Ulipristal Acetate were reported in the first half of 2016. The study met all co-primary and secondary endpoints with both ulipristal treatment arms achieving statistically significant results over placebo (p<0.0001).
  Allergan initiated a Phase 3 study for Cariprazine in Bipolar Depression in the first half of 2016.

Full Year 2016 Continuing Operations Guidance
Allergan's full year 2016 continuing operations standalone estimates are based on management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Continuing operations includes the U.S. Brands, U.S. Medical, International Brands and Anda distribution segments.

  Total Non-GAAP Net Revenues are expected to be ~$17 Billion
    Non-GAAP Branded Net Revenues are expected to be ~$15 Billion (10% Growth1)
  No material changes to gross margin from current levels in each segment
  Non-GAAP R&D investment is expected to be ~$1.5 Billion
  SG&A as a percent of non-GAAP Net Revenues is expected to be ~25% reflecting plans to restructure and simplify the business following the divestiture of the Global Generics business to Teva
  Non-GAAP tax rate anticipated to return to normalized levels following the close of Teva of ~14%

1 Excluding Namenda IR, divestitures and Anda.

Share Repurchase Program
Allergan today announced that the Company's board of directors has authorized a new share repurchase program of up to $10 billion of the Company's common stock. Allergan expects to execute $4 - $5 billion in open market repurchases over four to six months subject to favorable market conditions. If favorable market conditions persist, the Company will consider extending the program following completion of the initial portion of the share repurchase program.

The share repurchase program is pending the completion of and receipt of proceeds from the divestiture of Allergan's Global Generics business to Teva, expected to close by the end of June 2016.

First-Quarter 2016 Conference Call and Webcast Details
Allergan will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss first quarter 2016 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 94452083. To access the live webcast, go to Allergan's Investor Relations Web site at http://ir.allergan.com.

A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion and will remain available through 11:30 PM Eastern Time on May 24, 2016. The replay may be accessed by dialing (855) 859-2056 and entering conference ID 94452083. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same conference ID. To access the webcast, go to Allergan's Investor Relations Web site at http://ir.allergan.com. A replay of the webcast will also be available.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women's health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world's third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan's website at www.allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2015. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The Appendix hereto presents reconciliations of certain non-GAAP financial measures to the most directly comparable GAAP measures.

The non-GAAP measures include non-GAAP net income, non-GAAP earnings per share, adjusted EBITDA, adjusted gross margin as a percentage of adjusted net revenues, adjusted SG&A as a percentage of adjusted net revenues and adjusted R&D expense.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and to make day-to-day operating decisions. We believe this presentation also increases comparability of period-to-period results. We also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. Since analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non GAAP financial measures may not be comparable to similar non-measures. Accordingly, non-measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

The following table presents Allergan plc's GAAP to Non-GAAP statement of operations for the three months ended March 31, 2016 and 2015:

								Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS TO NON-GAAP STATEMENT OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended				Three Months Ended
	March 31, 2016				March 31, 2015

	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP

Net revenues	$ 3,795.9	$ -		$ 3,795.9	$ 2,562.6	$ -		$ 2,562.6

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	811.8	(57.6)	(1)	754.2	1,020.1	(281.5)	(10)	738.6
Research and development	403.1	(126.6)	(2)	276.5	317.7	(146.0)	(11)	171.7
Selling, general and administrative	1,138.4	(127.4)	(3)	1,011.0	1,110.1	(501.1)	(12)	609.0
Amortization	1,592.1	(1,592.1)	(4)	-	787.8	(787.8)	(4)	-
In-process research and development impairments	6.0	(6.0)	(5)	-	-	-	(13)	-
Asset sales and impairments, net	(1.7)	1.7	(5)	-	4.6	(4.6)	(13)	-
Total operating expenses	3,949.7	(1,908.0)		2,041.7	3,240.3	(1,721.0)		1,519.3
Operating (loss) / income	(153.8)	1,908.0		1,754.2	(677.7)	1,721.0		1,043.3

Non-operating income (expense):
Interest income	3.1	-		3.1	1.8	-		1.8
Interest expense	(332.8)	(20.0)	(6)	(352.8)	(171.9)	(11.8)	(14)	(183.7)
Other income (expense), net	0.5	-		0.5	(197.9)	198.5	(15)	0.6
Total other income (expense), net	(329.2)	(20.0)		(349.2)	(368.0)	186.7		(181.3)
(Loss) / income before income taxes and noncontrolling interest	(483.0)	1,888.0		1,405.0	(1,045.7)	1,907.7		862.0
(Benefit) / provision for income taxes	(402.0)	538.0	(7)	136.0	(259.0)	331.3	(7)	72.3
Net (loss) / income from continuing operations, net of tax	(81.0)	1,350.0		1,269.0	(786.7)	1,576.4		789.7
Income / (loss) from discontinued operations	337.4	(337.4)	(8)	-	274.4	(274.4)	(8)	-
Net income / (loss)	256.4	1,012.6		1,269.0	(512.3)	1,302.0		789.7
(Income) / loss attributable to noncontrolling interest	(0.7)	0.7		-	0.3	(0.3)		-
Net income / (loss) attributable to shareholders	255.7	1,013.3		1,269.0	(512.0)	1,301.7		789.7
Dividends on preferred shares	69.6	(69.6)	(9)	-	23.2	(23.2)	(9)	-
Net income / (loss) attributable to ordinary shareholders	$ 186.1	$ 1,082.9		$ 1,269.0	$ (535.2)	$ 1,324.9		789.7

(Loss) / income per share attributable to ordinary shareholders - basic:
Continuing operations	$ (0.38)			$ 3.21	$ (2.80)			$ 2.73
Discontinued operations	0.85			-	0.95			-
Net income / (loss) per share - basic	$ 0.47			$ 3.21	$ (1.85)			$ 2.73
(Loss) / income per share attributable to ordinary shareholders - diluted:
Continuing operations	$ (0.38)			$ 3.04	$ (2.80)			$ 2.65
Discontinued operations	0.85			-	0.95			-
Net income / (loss) per share - diluted	$ 0.47			$ 3.04	$ (1.85)			$ 2.65

Weighted average shares outstanding:
Basic	394.8			394.8	289.5			289.5
Diluted	394.8			417.8	289.5			298.5

Footnotes to the statement
(1)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the quarter ended March 31, 2016 includes amortization of the Forest, Allergan and Durata related inventory step ups of $42.4 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Also included in cost of sales for the quarter ended March 31, 2016 was the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $2.8 million, restructuring charges and expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $7.8 million.

(2)

Research and development – Research and development costs in the quarter ended March 31, 2016, primarily included an upfront license fee of approximately $90.0 million associated with the agreement with Anterios.  Also included in the quarter ended March 31, 2016 was the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $13.6 million and expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $25.9 million.

(3)

Selling, general and administrative - Selling and marketing costs in the quarter ended March 31, 2016, primarily included fees associated with the terminated Pfizer transaction of $8.4 million and the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $21.1 million.  General and administrative costs in the quarter ended March 31, 2016 primarily included fees associated with the terminated Pfizer transaction of $26.6 million, integration costs of $35.6 million primarily associated with the integration of Legacy Allergan,  the purchase accounting impact on stock-based compensation associated with the Allergan, Kythera and Forest acquisitions of $12.3 million, litigation charges of $9.5 million, and the reversal of mark-to-market unrealized (gains) / losses associated with foreign currency options exercisable in future periods.

(4)	Amortization – Includes amortization of acquired intangibles including product rights.
(5)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – Impairments, net in the quarter ended March 31, 2016 relate to a reduction in cash flows for Women's Healthcare portfolio products acquired in the Warner Chilcott Acquisition and offset by other miscellaneous asset sales during the period.

(6)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest and Allergan acquisitions.
(7)	Provision for income taxes - In addition to the income tax impact on the items above, the provision for income taxes included the impact of select discrete items.
(8)	Income / (loss) from discontinued operations – The Company excludes earnings from discontinued operations in computing adjusted earnings.
(9)	Dividends on preferred shares - The dividend impact is excluded from dilutive EPS as the Company is assuming the "if-converted" method of preferred shares.
(10)

Cost of sales (excludes amortization and impairment of acquired intangibles including product rights) – Amount in cost of sales in the three months ended March 31, 2015 included amortization of the Allergan, Forest, Durata and Warner Chilcott related inventory step ups of $198.6 million as the inventory acquired in each acquisition was sold to the Company's third party customers.  Cost of sales in the three months ended March 31, 2015 includes the expensing of inventory, inclusive of the purchase accounting step up, related to unsalable inventory resulting from the sale of the Company's respiratory products of $35.3 million.   Also included in cost of sales for the three months ended March 31, 2015 was integration and restructuring costs primarily related to the Allergan and Forest acquisitions of $12.6 million, the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $7.3 million, and expenses associated with the fair market value adjustments and accretion of contingent consideration obligations of $27.7 million.

(11)

Research and development – Amounts in research  and development costs in the quarter ended March 31, 2015, primarily included severance and severance related costs incurred in connection with the Allergan acquisition of $60.6 million, severance and severance related costs incurred in connection with the Forest acquisition of $8.7 million, the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $66.3 million and milestone payments associated with select R&D projects of $10.0 million.

(12)

Selling, general and administrative – Selling and marketing costs in the quarter ended March 31, 2015, primarily included severance and severance related costs incurred in connection with the Allergan acquisition of $50.0 million, severance and severance related costs incurred in connection with the Forest acquisition of $16.8 million and the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $36.1 million.  General and administrative costs in the quarter ended March 31, 2015 primarily included merger success and related acquisition fees associated with the Allergan acquisition of $78.4 million,  the foreign exchange impact on contingent consideration obligations of $15.0 million, severance and severance related costs incurred in connection with the Allergan acquisition of $92.1 million, severance and severance related costs incurred in connection with the Forest acquisition and the purchase accounting impact on stock-based compensation associated with the Allergan and Forest acquisitions of $196.4 million.

(13)

In-process research and development ("IPR&D") impairments and asset sales and impairments, net – IPR&D impairments and asset sales and impairments, net, in the quarter ended March 31, 2015, primarily relate to miscellaneous assets sales during the quarter.

(14)	Interest expense - Amount in interest expense includes the amortization of the fair value step up of senior secured notes assumed as part of the Forest and Allergan acquisitions.
(15)

Other income (expense), net – Amount in Other income (expense), net in the three months ended March 31, 2015 includes the amortization of bridge loan commitment fees incurred in connection with the Allergan acquisition of $263.0 million, a gain on an interest rate lock entered into in connection with the Allergan acquisition of $30.9 million and a gain on the sale of the respiratory business of $33.5 million.

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of March 31, 2016 and December 31, 2015.

		Table 2
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	March 31,	December 31,
	2016	2015

Assets
Cash and cash equivalents	$ 2,260.8	$ 1,096.0
Marketable securities	13.0	9.3
Accounts receivable, net	2,652.8	2,401.6
Inventories	1,022.2	1,009.7
Other current assets	634.3	522.2
Assets held for sale	14,145.2	14,081.6
Property, plant and equipment, net	1,602.4	1,573.9
Investments and other assets	483.2	467.4
Product rights and other intangibles, net	66,535.8	67,931.7
Goodwill	46,724.0	46,551.5
Total assets	$ 136,073.7	$ 135,644.9

Liabilities & Equity
Current liabilities	$ 4,769.6	$ 4,403.7
Liabilities held for sale	1,922.6	2,071.9
Current and long-term debt and capital leases	42,567.5	42,530.4
Deferred income taxes and other liabilities	9,365.3	10,049.6
Total equity	77,448.7	76,589.3
Total liabilities and equity	$ 136,073.7	$ 135,644.9

The following table presents Allergan plc's Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2016 and 2015.

		Table 3
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended March 31,
	2016	2015
Cash Flows From Operating Activities:
Net income / (loss)	$ 256.4	$ (512.3)
Reconciliation to net cash provided by operating activities:
Depreciation	42.1	57.2
Amortization	1,592.1	925.4
Provision for inventory reserve	59.2	30.3
Share-based compensation	99.0	225.5
Deferred income tax benefit	(519.2)	(304.3)
In-process research and development impairments	6.0	3.7
(Gain) / loss on asset sales and impairments, net	(1.7)	54.1
Amortization of inventory step up	42.4	212.9
Amortization of deferred financing costs	10.0	268.3
Contingent consideration adjustments, including accretion	33.6	28.8
Excess tax benefit from stock-based compensation	(34.6)	(36.1)
Other, net	(9.1)	(6.5)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	(148.6)	(702.1)
Decrease / (increase) in inventories	(148.5)	(202.7)
Decrease / (increase) in prepaid expenses and other current assets	14.4	58.9
Increase / (decrease) in accounts payable and accrued expenses	31.3	356.1
Increase / (decrease) in income and other taxes payable	(52.2)	42.4
Increase / (decrease) in other assets and liabilities	(54.1)	25.4
Net cash provided by operating activities	1,218.5	525.0
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(84.9)	(136.6)
Additions to product rights and other intangibles	-	(8.5)
Additions to investments	-	(15.0)
Proceeds from sale of investments and other assets	19.0	790.5
Proceeds from sales of property, plant and equipment	12.1	74.9
Acquisitions of businesses, net of cash acquired	-	(34,646.2)
Net cash (used in) investing activities	(53.8)	(33,940.9)
Cash Flows From Financing Activities:
Proceeds from borrowings of long-term indebtedness	-	26,455.6
Proceeds from borrowings on credit facility and other	900.0	2,810.0
Debt issuance and other financing costs	-	(310.8)
Payments on debt, including capital lease obligations	(854.2)	(2,660.0)
Proceeds from issuance of preferred shares	-	4,929.7
Proceeds from issuance of ordinary shares	-	4,071.1
Proceeds from stock plans	69.6	42.6
Payments of contingent consideration	(32.3)	(24.6)
Repurchase of ordinary shares	(53.2)	(64.1)
Dividends	(69.6)	-
Excess tax benefit from stock-based compensation	34.6	36.1
Net cash (used in) / provided by financing activities	(5.1)	35,285.6
Effect of currency exchange rate changes on cash and cash equivalents	5.2	(4.8)
Net increase in cash and cash equivalents	1,164.8	1,864.9
Cash and cash equivalents at beginning of period	1,096.0	250.0
Cash and cash equivalents at end of period	$ 2,260.8	$ 2,114.9

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP net income and diluted earnings per share for the three months ended March 31, 2016 and 2015:

		Table 4
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended
	March 31,
	2016	2015

GAAP to non-GAAP net income calculation

GAAP (loss) from continuing operations attributable to shareholders	$ (81.7)	$ (786.4)
Adjusted for:
Amortization	1,592.1	787.8
Acquisition and licensing charges (1)	254.2	1,110.8
Accretion on contingent liabilities	19.8	3.6
Impairment/asset sales and related costs	4.3	5.2
Non-recurring losses (gains)	8.8	-
Legal settlements	9.5	-
Income taxes on items above	(538.0)	(331.3)
Non-GAAP net income attributable to shareholders	$ 1,269.0	$ 789.7

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$ (0.21)	$ (2.72)

Diluted earnings per share attributable to shareholders - NON GAAP	$ 3.04	$ 2.65

Basic weighted average ordinary shares outstanding	394.8	289.5
Effect of dilutive securities:
Dilutive shares	23.0	9.0
Diluted weighted average ordinary shares outstanding	417.8	298.5

(1)	Includes stock-based compensation due to the Allergan, Forest and Warner Chilcott acquisitions as well as the valuation accounting impact in interest expense, net.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders for the three months ended March 31, 2016 and 2015 to adjusted EBITDA:

			Table 5
ALLERGAN PLC
ADJUSTED EBITDA, RECONCILIATION TABLE
(Unaudited; in millions)

		Three Months Ended
		March 31,
		2016	2015

GAAP (loss) from continuing operations attributable to shareholders		$ (81.7)	$ (786.4)
Plus:
	Interest expense	332.8	171.9
	Interest income	(3.1)	(1.8)
	(Benefit) for income taxes	(402.0)	(259.0)
	Depreciation (includes accelerated depreciation)	42.1	20.9
	Amortization	1,592.1	787.8
EBITDA		1,480.2	(66.6)
Adjusted for:
	Acquisition and licensing and other charges	223.9	825.8
	Impairment/asset sales and related costs	4.3	5.2
	Non-recurring losses (gains)	8.8	-
	Legal settlements	9.5	-
	Accretion on contingent liabilities	19.8	3.6
	Share-based compensation	91.3	343.8
Adjusted EBITDA		$ 1,837.8	$ 1,111.8

The following tables present a reconciliation of Allergan plc's reported net revenues, cost of sales and SG&A for the three months ended March 31, 2016 and 2015 to adjusted net revenues, adjusted cost of sales, adjusted gross profit, adjusted gross profit as a percentage of adjusted net revenues, adjusted SG&A and adjusted SG&A as a percentage of adjusted net revenues:

		Table 6
ALLERGAN PLC
ADJUSTED GROSS MARGIN AND ADJUSTED SG&A AS A PERCENTAGE OF ADJUSTED NET REVENUES
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2016	2015

Net Revenues:
Net revenues	$ 3,795.9	$ 2,562.6
Adjustments to net revenue ((remove from) / add to)
Income related to divested assets and other	-	-
Adjusted net revenues	$ 3,795.9	$ 2,562.6

Cost of Sales (1):
Cost of Sales	$ 811.8	$ 1,020.1
Adjustments to cost of sales ((remove from) / add to)
Integration, restructuring and other	(4.6)	$ (47.9)
Contingent consideration fair value and accretion adjustment	(7.8)	(27.7)
Acquisition accounting fair market value adjustment to stock-based compensation	(2.8)	(7.3)
Purchase accounting adjustments	(42.4)	(198.6)
Adjusted cost of sales	$ 754.2	$ 738.6
Adjusted gross profit	3,041.7	1,824.0
Adjusted gross profit as a percentage of adjusted net revenues	80.1%	71.2%

SG&A:
SG&A	$ 1,138.4	$ 1,110.1
Adjustments to SG&A ((remove from) / add to)
Legal matters	(9.5)	-
Acquisition, integration, restructuring and other expenses	(75.7)	(190.2)
Mark to market adjustments	(8.8)	-
Acquisition related costs	-	(78.4)
Acquisition accounting fair market value adjustment to stock-based compensation	(33.4)	(232.5)
Adjusted SG&A	$ 1,011.0	$ 609.0
Adjusted SG&A as a percentage of adjusted net revenues	26.6%	23.8%

(1) Cost of sales excludes amortization and impairment of acquired intangibles.

The following table presents a reconciliation of Allergan plc's expected GAAP Research & Development expense to adjusted Research & Development expense for the three months ended March 31, 2016 and 2015, respectively:

		Table 7
ALLERGAN PLC
ADJUSTED R&D EXPENSE
(Unaudited; in millions)
	Three Months Ended March 31,
	2016	2015
Research and Development expense	$ 403.1	$ 317.7
Adjustments to research and development ((remove from) / add to)
Contingent consideration fair value adjustments adjustments and accretion	(25.9)	-
Brand related milestone payments and upfront license payments	(91.0)	(10.0)
Acquisition, integration & restructuring expenses	3.9	(69.7)
Acquisition accounting fair market value adjustment to stock-based compensation	(13.6)	(66.3)
Adjusted research and development expense	$ 276.5	$ 171.7

CONTACTS:

Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558